Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NovaBay Pharmaceuticals, Inc. (the “Company”) on Form S-8 of our report dated March 26, 2010, relating to the consolidated statements of operations, stockholders’ equity and cash flows for the Company for the year ended December 31, 2009, and for the period ended from July 1, 2002 (date of development stage inception) to December 31, 2009, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed by the Company with the Securities and Exchange Commission on March 27, 2012.

 /s/ Davidson & Company LLP

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

January 11, 2013